UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

XILINX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 559-7778

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2011 Executive Incentive Plan

On May 12, 2010, the Compensation Committee of the Board of Directors of Xilinx, Inc. (the “Company”) approved the Company’s Executive Incentive Plan for fiscal year 2011 (the “2011 Incentive Plan”). The 2011 Incentive Plan is designed to tie executive compensation to the Company’s achievement of its financial and strategic objectives. The 2011 Incentive Plan is effective as of April 1, 2010.

The 2011 Incentive Plan provides for a cash bonus calculated as a percentage of the executive officer’s base salary. For fiscal 2011, the bonus target for the Chief Executive Officer (“CEO”) is 110% of his base salary and the bonus targets for all other executive officers range from 60% to 75% of their respective base salaries, depending on their position.

Under the 2011 Incentive Plan, the cash bonuses for the CEO and all other executive officers are determined using four different components, each with a different weighting. The four components are: (1) the Company’s share of revenue (the “SOR Component”), weighted at 10%; (2) the Company’s operating profit determined in accordance with U.S. GAAP (the “OP Component”), weighted at 30%; (3) the Company’s revenue growth (the “Growth Component”), weighted at 20%; and (4) management objective goals pertaining to each officer’s position and responsibilities (the “Management Objectives Component”), weighted at 40%. All components are paid on a semi-annual basis, except for the Growth Component which is paid on an annual basis.

SOR Component

The SOR Component is designed to measure and reward increases in the Company’s share of revenue as compared to benchmark programmable logic device companies identified by the Compensation Committee of the Board of Directors. The SOR Component is subject to a minimum threshold for any payout and a multiplier that increases the payout depending on Company performance. The SOR Component multiplier is 50% if the minimum threshold percentage is reached and 100% if the target percentage is reached. After the target percentage is reached, the multiplier increases by increments of 25%, and is capped at a maximum of 200%.

OP Component

The OP Component is determined by a formula which measures and rewards improvements in the Company’s operating profit. The OP Component is subject to a minimum threshold range for any payout and a multiplier that increases the payout depending on Company performance. For the OP Component, the threshold range of operating profit percentages is subject to a multiplier of 20%, and the multiplier increases by increments of 10% after the top of the threshold range is met. If the target range of operating profit percentage is met, the multiplier is 100%, and thereafter the multiplier increases by increments of 10%. At the discretion of the Compensation Committee, any extraordinary or one-time charges may be excluded for purposes of calculating the OP Component.

Growth Component

The Growth Component is designed to reward year-over-year revenue growth. The Growth Component is subject to a minimum threshold for payout and a multiplier that increases the target payout depending on Company performance. The Growth Component multiplier is 20% if the minimum threshold is met and 100% if the target range is met. If the target range of revenue growth percentage is met, the multiplier increases by increments of 20% for each percentage increase in revenue growth, and is capped at an annual maximum of 200%.

Management Objectives Component

The Management Objectives Component is based on a maximum of ten individual management goals per semi-annual performance period. Achievement of each goal is measured on a scale of 0% achievement to 150% achievement. The threshold for any payout of the Management Objectives Component is 50% overall achievement and the maximum performance is capped at 150%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: May 14, 2010	By:	/s/ Jon A. Olson

Jon A. Olson
Senior Vice President, Finance and Chief Financial Officer